Exhibit (3.1)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             THE MARCUS CORPORATION


             1.   The name of the corporation is The Marcus Corporation.

             2. Article 2 of the corporation's Articles of Incorporation is hereby amended by deleting the introductory paragraph of such Article 2 in its entirety and inserting the following in lieu thereof:

             The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is eighty-four million (84,000,000) shares, consisting of (i) fifty million (50,000,000) shares of a class designated "Common Stock", with a par value of one dollar ($1) per share; thirty-three million (33,000,000) shares of a class designated "Class B Common Stock", with a par value of one dollar ($1) per share; and one million (1,000,000) shares of a class designated "Preferred Stock", with a par value of one dollar ($1) per share.

             3. Section (B)(5) of Article 2 of the corporation's Articles of Incorporation is hereby amended in its entirety to provide as follows:

             (5)  Issuance of the Class B Common Stock.

             (a) Initial Issuance. One share of Class B Common Stock shall be initially issued for each outstanding share of Class B Common Stock, par value one dollar ($1) per share, of The Marcus Corporation, a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated August 13, 1992, by and between the Corporation and The Marcus Corporation.

             (b) Subsequent Issuance. Following the initial issuance, the Board of Directors may only issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common Stock and only to the then holders of the outstanding shares of the Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Common Stock. Except as provided in this subparagraph (b), the Corporation shall not issue additional shares of Class B Common Stock after the initial issuance of Class B Common Stock, as described in Paragraph (B)(5)(a) of this Article, and all shares of Class B Common Stock surrendered for conversion shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and Class B Common Stock entitled to vote, voting together as a single class, as provided in Paragraph (B)(1) of this Article. Notwithstanding the foregoing, the Board of Directors and the Corporation shall be permitted to make a one-time issuance of 299,547 shares of Class B Common Stock to Guest House Inn, Inc. ("GHI") in connection with the Agreement and Plan of Reorganization dated June 30, 1997, by and among the Corporation, GHI and the shareholders of GHI, in exchange for and cancellation of 299,547 shares of Class B Common Stock owned by GHI and, notwithstanding any other provision of these Articles of Incorporation (including particularly Section (B)(3) of this Article 2), the shareholders of GHI on June 30, 1997 shall be "Permitted Transferees" of the shares of Class B Common Stock issued to GHI.

             4. The foregoing amendments to the corporation's Articles of Incorporation were submitted to the corporation's shareholders by the Board of Directors of the corporation and were adopted by such shareholders effective as September 29, 1997, in accordance with Section
   180.003 of the Wisconsin Business Corporation Law.

             Executed on behalf of the corporation as of this 29th day of September, 1997.



                                      /s/ Thomas F. Kissinger

                                      Thomas F. Kissinger, Esq.
                                      General Counsel and Secretary


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        This instrument was drafted by, and should be returned to, John K.
   Wilson, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin
   53202.